UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

__________________

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report: July 13, 2006

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification Number)
incorporation or
organization)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On July 13, 2006, MIVA, Inc. (the “Company”) and Mr. Subhransu Brian Mukherjee entered into an Executive Employment Agreement, pursuant to which Mr. Mukherjee will serve as Senior Vice President North America of the Company, effective as of July 13, 2006. The Agreement has an initial term of one (1) year and automatically renews for subsequent one (1) years terms thereafter, subject to earlier termination as provided for in the Agreement. The Agreement provides for an annual base salary of $265,000, which may be increased at the discretion of the Company’s Board of Directors. Mr. Mukherjee is eligible to receive an annual bonus ranging from 0% to 50% of his annual base salary, with a target bonus of 25% of his annual base salary. The bonus is based 50% upon Mr. Mukherjee meeting certain individual performance objectives and 50% upon the Company meeting certain performance objectives. For the fiscal year ending December 31, 2006, the annual bonus, if any, will be pro-rated based on the number of months Mr. Mukherjee has been with the Company. Mr. Mukherjee was also granted options to purchase 100,000 shares of the Company’s common stock as of July 13, 2006 at a price of $2.93 per share. The options vest at the rate of 25% per year on each anniversary of the date of grant. Notwithstanding the vesting schedule described above, the Agreement provides that such options will vest on an accelerated basis if Mr. Mukherjee is terminated by the Company without “Cause” (as defined in the Executive Employment Agreement) or if Mr. Mukherjee terminates his employment with the Company for “Good Reason” (as defined in the Executive Employment Agreement).

     Mr. Mukherjee’s Agreement with the Company also provides, in addition to some of the benefits outlined above, that in the event of a termination by the Company without “Cause” or a termination by Mr. Mukherjee for “Good Reason,” Mr. Mukherjee would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to Mr. Mukherjee during the four fiscal quarters prior to the date of termination, or in the event of a change of control, the bonus paid to Mr. Mukherjee during the four fiscal quarters prior to the change of control, payable over the twelve month period following termination; (3) any other amounts or benefits owing to Mr. Mukherjee under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, within the terms of such plans, payable over the twelve month period following termination; and (4) benefits (including health, life, disability and pension) as if Mr. Mukherjee were still an employee during the twelve month period following termination. Included in the definition of “good reason,” is a period of time from 180 to 210 days following a change of control, as defined in the Agreement, during which Mr. Mukherjee may terminate his employment for any reason. The Company has also agreed to reimburse Mr. Mukherjee for his reasonable moving expenses.

     Mr. Mukherjee has agreed not to compete with the Company for a period of twelve months following the termination of his employment for any reason.

     A copy of the Executive Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing Mr. Mukherjee’s appointment as Senior Vice President North America of the Company is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement with Subhransu Brian Mukherjee, dated July 13, 2006.

99.1	Press Release, dated July 13, 2006, entitled “MIVA Names S. Brian Mukherjee Senior Vice President North America.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: July 14, 2006	By:	/s/ Peter Corrao
Peter Corrao Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement with Subhransu Brian Mukherjee, dated July 13, 2006.

99.1	Press Release, dated July 13, 2006, entitled “MIVA Names S. Brian Mukherjee Senior Vice President North America.”